Exhibit 10.1

NANOMETRICS INCORPORATED

August 9, 2017

Timothy J. Stultz, Ph.D.

1550 Buckeye Drive

Milpitas, CA 95035

RE: Transition and Consulting Agreement

Dear Tim:

As you know, you have notified the Board of Directors (the “Board”) of your plans to retire from your positions as President and Chief Executive Officer of Nanometrics Incorporated (the “Company”) and thereby terminate your employment with the Company, but have agreed to stay on until a successor CEO has been named.  This letter sets forth the terms of the transition and consulting agreement (the “Agreement”) that the Company is offering to you in connection with your retirement and employment transition.

1.Retirement and Resignation.  Your employment with the Company will continue through the date on which the Company appoints a successor CEO, or such earlier date as the Company may determine in its sole discretion, which will become your retirement and employment termination date (the “Retirement Date”).  The Retirement Date will be determined by the Company based on the recruiting process for the successor CEO, and you will be notified of the actual Retirement Date prior to such date.

2.Transition Period.  From the date you sign this Agreement until the Retirement Date (the “Transition Period”), you will remain the Company’s President and CEO, on the following terms:

(a)Transition Period Duties.  You will report to the Board and will make yourself available to perform your assigned duties and responsibilities, and to transition these duties and responsibilities, as reasonably requested by the Board and in a manner consistent with the Company’s policies and procedures.

(b)Transition Period Salary and Bonus.  During the Transition Period, you will continue to be paid a base salary at the rate of $41,666.66 per month (which is equivalent to $500,000 per year), which base salary shall be paid according to the Company’s regular payroll practices (the “Base Salary”).  You also will continue to remain eligible to earn (i) an annual bonus for Fiscal Year 2017 in accordance with the performance goals previously established and communicated to you under the terms of the Company’s Executive Performance Bonus Program, as approved by the Board (the “Bonus Plan”), with a target bonus of $500,000 for such Fiscal Year, and (ii) an annual bonus for Fiscal Year 2018 under the Bonus Plan fixed at $500,000, which, in each case, will be subject to standard deductions and withholdings and (except as set forth below) prorated for any partial employment during the year in which the Retirement Date

August 9, 2017
Timothy J, Stultz, Ph.D.

occurs.  As an additional benefit under this Agreement, in the event that the Retirement Date occurs prior to December 31, 2017, and provided that your employment has not terminated for Cause (as defined below): (i) the Company will continue to pay your Base Salary in the form of severance payments, subject to standard deductions and withholdings, from the Retirement Date through December 31, 2017; and (ii) notwithstanding your employment termination prior to the end of Fiscal Year 2017, which would otherwise reduce your eligibility for a bonus to a prorated bonus amount, you will remain eligible to receive, without proration, your full year annual bonus for 2017, as determined in accordance with the performance goals previously established and communicated to you pursuant to the terms and conditions of the Bonus Plan, and such bonus amount, if awarded, will be paid to you on or before March 15, 2018, as an additional severance payment and subject to standard deductions and withholdings.   In addition, in the event the Retirement Date has not occurred by January 31, 2018, the Company shall discuss with you and consider in good faith what if any additional compensation should become payable to you with respect to Fiscal Year 2018 in light of the anticipated duration and responsibilities of your continued service as CEO in that Fiscal Year.

(c)Transition Period Benefits.  During the Transition Period, you will: (a) remain eligible to participate in Company benefit plans, including basic health coverage and the Executive Health Care Plan, pursuant to the terms and conditions of those plans as they may be amended from time to time, as applicable to all plan participants; (b) receive a car allowance in the amount of $1,200 per month (prorated for any partial months of employment service), subject to any applicable taxes; and (c) be eligible for a 401(k) match pursuant to the Company’s 401(k) policy as applicable to executive employees.  For the avoidance of doubt, during the Transition Period you will not be eligible for any other benefits other than as set forth in this paragraph, including without limitation, any enhanced benefits with respect to a change in control as may be set forth in any Company policy, plan or agreement, including but not limited to the Severance Agreement (as defined in Paragraph 8 below).

(d)Equity Awards.  The unvested restricted stock units (“RSUs”) and performance stock units (“PSUs”) held by you as of the date hereof are set forth on Exhibit A hereto.  Vesting of your outstanding RSUs and PSUs (collectively, the “Equity Awards”) will continue during the Transition Period and so long as you continue to serve as a director or as a consultant to the Company pursuant to Paragraphs 6 and 7 below, and during such period you will continue to be treated as a Service Provider under the Equity Award documents.  Your Equity Awards will continue to be governed by the terms of the applicable Equity Award documents; provided that upon a Change in Control as defined in the Severance Agreement (a “Change in Control”), your Equity Awards will vest in full.

(e)Employment Termination.  Nothing in this Agreement alters your employment at will status.  Either you or the Company may terminate your employment at any time during the Transition Period, with or without Cause (as defined below), upon notice to the other.  If the Company terminates your employment without Cause, then you will remain eligible to be retained by the Company as a consultant (as defined and described in Paragraph 7 below), provided that you satisfy all conditions set forth in Paragraph 7 below for such engagement.  If prior to the Retirement Date you resign your employment or the Company terminates your employment for Cause, then you will not be entitled to be retained as a consultant as set forth below.  For purposes of this Agreement, “Cause” for termination will mean any one or more of

August 9, 2017
Timothy J, Stultz, Ph.D.

the following:  (i) your willful gross misconduct; (ii) your unjustifiable neglect of your duties (as determined in the good faith judgment of the Board); (iii) your acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation; (iv) your repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (vi) any material breach by you of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information; (vii) your theft, dishonesty, or falsification of any Company records; (viii) your being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); or (ix) you (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation will not constitute “Cause.”

3.Accrued Salary.  On the Retirement Date, the Company will pay you all accrued salary earned by you through the Retirement Date, less standard payroll deductions and withholdings.  You will receive this payment when your employment ends regardless of whether you enter into this Agreement.  You acknowledge and agree that, consistent with our policy and practice of non-accrual of vacation time for executives, as of the Retirement Date you will not have any accrued but unused vacation or paid time off for which you are entitled to payment.

4.Expense Reimbursement.  You agree that, within thirty (30) days of the Retirement Date, you will submit your documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement.  The Company will reimburse you promptly for such expenses pursuant to its regular business practice.

5.Health Insurance Benefits After the Retirement Date.  Your participation in the Company’s employee benefit plans will continue in the same manner as in effect on the date hereof through the Retirement Date and then terminate on the Retirement Date, except to the extent such benefits continue to be available to you as a member of the Company’s Board pursuant to Paragraph 6 below.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Retirement Date.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Retirement Date.

6.Board Position.  You may continue to serve as a member of the Board, so long as you have been nominated and elected to the Board, in accordance with the Company’s by-laws and applicable law, and on the following terms:

August 9, 2017
Timothy J, Stultz, Ph.D.

(a)Board Status.  For the duration of your Board membership, you will serve as a non-executive member of the Board who is not an independent member.  Accordingly, you will not serve on any committees of the Board.

(b)Compensation.  During any period of your Board membership when you are not an employee, you will be eligible to receive cash and equity compensation for serving as a member of the Board on the same basis as other non-employee directors of the Company at such time (the “Director Compensation”).  For avoidance of doubt, you shall not be provided with any Director Compensation during any period that you are an employee, and the Director Compensation will be prorated from the period of time between the Retirement Date and the date of the Company’s next annual meeting following the Retirement Date, provided you remain a member of the Board during such time.  The Company will not withhold any amount for taxes, social security or other payroll deductions from the Director Compensation.  The Company will report the Director Compensation on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Director Compensation.  You will not be eligible for any other cash compensation, including without limitation any bonus or incentive payments, for your service as a member of the Board.

(c)Benefits.  You will be eligible to participate in the Company’s basic health coverage and Executive Health Care Plan on the same terms and conditions as other non-executive members of the Board, pursuant to the terms and conditions of those plans and subject to possible changes from time to time.  You will not be eligible to participate in any other Company benefit plans or receive any fringe or other benefits.

(d)Equity Awards.  Vesting of your outstanding Equity Awards will continue during your service as a member of the Board; provided, however, that except with respect to any tranches of PSUs scheduled to vest in February 2018, which shall vest (if at all) in accordance with their terms, the vesting schedule of the PSUs shall be converted to a time-based schedule, such that each tranche shall vest on its Vesting Date (as defined in the documentation evidencing such PSUs) at the target level so long as you continue to be a member of the Board or a consultant on that date, without regard to any achievement of performance criteria above or below such level.  Your Equity Awards will otherwise continue to be governed by the terms of the applicable Equity Award documents; provided that upon a Change in Control, your Equity Awards will vest in full.  Your service as a member of the Board or consultant pursuant to this Agreement will constitute Continuous Status as a Service Provider under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”).

7.Consulting Agreement After Retirement.  If you timely return this fully-executed Agreement to the Company, allow it to become effective, and on or within twenty-one (21) days after the Retirement Date execute and return to the Company the Retirement Date Release attached hereto as Exhibit B, and allow the releases contained in the Retirement Date Release to become effective, the Company will retain you as a consultant under the terms specified below.

(a)Consulting Period.  The consulting relationship will be deemed to have commenced on the Retirement Date and will continue until March 31, 2020, unless terminated earlier pursuant to Paragraph 7(i) below or extended by agreement of you and the Company (the

August 9, 2017
Timothy J, Stultz, Ph.D.

“Consulting Period”).  Any agreement to extend the Consulting Period after the initial period must be set forth in writing signed by you and a duly authorized officer or director of the Company.

(b)Consulting Services.  You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, assisting in the transition of your job duties, supporting the new president or CEO of the Company and being available to provide advice as needed, and completing other assignments as requested (the “Consulting Services”) by the CEO.  During the Consulting Period, you will report directly to the CEO.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, up to a maximum of 50 hours per quarter, at times mutually agreed between you and the CEO.  You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company for a matter that could not reasonably be accomplished otherwise.  When providing such services, you shall abide by the Company’s policies and procedures.

(c)Independent Contractor Relationship.  Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Retirement Date.  You will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(d)Consulting Fees.  During any period of time during the Consulting Period when you are not a member of the Board, and provided that you remain in compliance with this Agreement, you will receive consulting fees (“Consulting Fees”) in the amount of $4,166.66 per month (equivalent to $50,000 annually).  For the avoidance of doubt, for any time during the Consulting Period that you also are serving as a member of the Board, you will not receive additional compensation beyond the Director Compensation for the Consulting Services.  Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.  The Company will report the Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees.  The Consulting Fees will be paid on the last business day of each respective calendar month of service during the Consulting Period (pro-rated for any partial months of service).  During the Consulting Period you will not be eligible for any other cash compensation as a consultant (other than reimbursement of reasonable business expenses pursuant to the Company’s regular business practice), including without limitation any bonus or incentive payments, for the Consulting Services.

(e)Equity Awards.  Vesting of your outstanding Equity Awards will continue during the Consulting Period; provided, however, that except with respect to any tranches of PSUs scheduled to vest in 2018, which shall vest (if at all) in accordance with their

August 9, 2017
Timothy J, Stultz, Ph.D.

terms, the vesting schedule of the PSUs shall be converted to a time-based schedule, such that each tranche shall vest on its Vesting Date (as defined in the documentation evidencing such PSUs) at the target level so long as you remain a consultant under this Agreement without regard to any achievement of performance criteria above or below such level.  Your Equity Awards will otherwise continue to be governed by the terms of the applicable Equity Award documents; provided that upon a Change in Control, your Equity Awards will vest in full.  Your service as a consultant during the Consulting Period under this Agreement shall constitute Continuous Status as a Service Provider for purposes of the 2005 Plan.

(f)Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(g)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtained or developed at any time during your employment with the Company or as a member of the Board, and any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations under your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed and dated 8/27/07.

(h)Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will not obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.  If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), the Company’s obligation to pay you Consulting Fees will cease immediately.

August 9, 2017
Timothy J, Stultz, Ph.D.

(i)Termination of Consulting Period.  The Consulting Period will terminate upon a Change in Control, at which time any unvested Equity Awards will vest in full. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period and its corresponding obligation to pay you Consulting Fees for Cause.  In addition, you may terminate the Consulting Period at any time, for any reason, upon written notice to the Company.  Upon termination of the Consulting Period upon a Change in Control, by the Company for Cause or by you for any reason, the Company will pay only those Consulting Fees earned and expenses incurred through and including the date on which the termination of the Consulting Period becomes effective, and your obligations under this Agreement will remain in full force and effect.

(j)Section 4999.  Notwithstanding anything to the contrary in this Agreement, if you reasonably determine (which determination shall not be binding on the Company for its tax reporting or accounting purposes or any other purpose) that  the acceleration of the vesting of Equity Awards upon a Change in Control would result in you being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the vesting of the Equity Awards shall be accelerated only to the maximum extent that would not cause imposition of an excise tax imposed by Section 4999 of the Code and such Equity Awards that have not had their vesting accelerated because of this sentence shall continue to vest in accordance with their normal vesting schedule and the Consulting Period shall continue through the period of such vesting schedule; provided, however, that such Equity Awards shall instead vest into the consideration received by the stockholders of the Company in the Change in Control, as determined by the Board.  To the extent required to be specified for purposes of Section 409A or other tax purposes, the ordering of the Equity Award tranches to have accelerated vesting upon a Change in Control shall be those tranches of Equity Awards with the latest vesting dates first and continuing based on timing of vesting dates until the tranches of Equity Awards with the earliest vesting dates are accelerated.  To the extent that the vesting of all Equity Awards is not accelerated upon a Change in Control pursuant to this paragraph, the determination of the number of and the specific tranches of Equity Awards that shall accelerate and those that shall maintain their normal vesting schedule in order to not cause imposition on you of an excise tax imposed by Section 4999 of the Code shall be determined pursuant to this paragraph by the Company’s then-current accounting firm or another nationally-recognized accounting firm designated by the Company, subject to your reasonable review of such determination.

8.No Other Compensation or Benefits.  You agree and acknowledge that you are not entitled to any severance benefits in connection with your employment resignation, whether pursuant to that certain General Severance Benefits and Change in Control Severance Benefits Agreement between you and the Company, dated May 19, 2015 (the “Severance Agreement”), or otherwise.  By executing this Agreement, you hereby further agree and acknowledge that any such compensation or benefits are extinguished, including without limitation that you are no longer eligible for and you waive all rights you may have to benefits under the Severance Agreement.  You further agree and acknowledge that the consideration provided in this Agreement is in lieu of (or in satisfaction of) and supersedes any other compensation or benefits that you may be entitled to receive from the Company or its predecessors or affiliates under any other agreement or promise (including but not limited to any wages, severance benefits, bonuses, incentive pay, equity, or other compensation or benefits) other than benefits that had vested as of the date of this Agreement.  You further acknowledge that, except as expressly provided in this

August 9, 2017
Timothy J, Stultz, Ph.D.

Agreement, you have not earned and will not receive from the Company any additional fees, compensation, severance, or benefits on or after the Retirement Date.

9.Return of Company Property.  You agree to return to the Company, on the Retirement Date or earlier if requested by the Company, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, devices, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information prior to the Retirement Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, on your Retirement Date (or earlier if requested by the Company), with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with this Paragraph 9 is a precondition to your receipt of the benefits under this Agreement.  Notwithstanding the foregoing, you may retain Company property as reasonably required in connection with your Board membership and all contact information for persons you knew prior to joining the Company, and with whom you developed a relationship during your employment with the Company.  In addition, following the Retirement Date the Company may permit you to receive and/or use certain documents and/or information reasonably necessary to perform the Consulting Services, all of which you shall return to the Company by the last day of the Consulting Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).

10.Cooperation and Assistance.  You agree to voluntarily cooperate fully with the Company at the Company’s expense in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.

11.No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

12.Release of Claims.

August 9, 2017
Timothy J, Stultz, Ph.D.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its parents, subsidiaries, successors, predecessors, and affiliated entities, and each of such entities’ respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate such employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims and Protected Rights. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, you understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

August 9, 2017
Timothy J, Stultz, Ph.D.

(d)ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Paragraph 12(d) is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Board); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

(e)Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

13.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

14.Section 409A.

(a)The payments and benefits provided under this Agreement are intended to be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) and this Agreement shall be interpreted accordingly.  Any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A that are paid or provided on termination of service shall not commence until you have incurred a “separation from service,” as such term is defined in Section 409A (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

(b)For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each

August 9, 2017
Timothy J, Stultz, Ph.D.

installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon your Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and you are, on your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon your Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the payments upon your Separation From Service that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

(c)With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  If payments or benefits hereunder are subject to the execution of a valid release and the release revocation period could cross two years, amounts will be paid or provided in the second of the two years, to the extent necessary to avoid adverse tax treatment under Section 409A.

15.Indemnification and Insurance.   Your service during the Transition Period and Board service shall each constitute service for which indemnification and advancement of expenses is provided under the Indemnity Agreement dated as of February 20, 2013, which shall remain in full force and effect, and you shall be indemnified for your service during the Consulting Period to the maximum extent permitted by law, the Company’s Certificate of Incorporation or Bylaws.  With respect to your service during the Transition Period and your Board service, you shall have coverage under a director’s and officer’s liability insurance policy in amounts no less than and on terms no less favorable than those as provided to other members of the Board and senior executive officers of the Company.

16.Miscellaneous.  This Agreement, including its exhibits and together with your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a written agreement signed by both you

August 9, 2017
Timothy J, Stultz, Ph.D.

and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets.  In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within 21 days after the date of this Agreement, and send me the fully signed Agreement.  If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire.

Sincerely,

Nanometrics Incorporated

By:/s/ Janet Taylor

Janet Taylor

General Counsel

Understood and Agreed:

/s/ Timothy J. Stultz
Timothy J. Stultz

Date: 8-9-17___________________

Exhibit A

Unvested RSUs and PSUs Held by You

As of August 9, 2017

	Grant Date	Number of Shares
RSUs	2/8/2017	26,500
	2/22/2016	30,000
	2/24/2015	13,333
PSUs	2/8/2017	26,500
	2/22/2016	30,000
	3/18/2015	13,333

Exhibit B

Retirement Date Release

(To be signed and returned on or within twenty-one (21) days after the Retirement Date.)

In consideration for the benefits provided to me by Nanometrics Incorporated (the “Company”) pursuant to the terms of the transition and consulting agreement between me and the Company dated August 9, 2017 (the “Agreement”) which I would otherwise not be entitled to receive, I hereby release Company, and its parents, subsidiaries, successors, predecessors, and affiliated entities, and each of such entities’ current or former officers, directors, agents, servants, employees, partners, representatives, shareholders, attorneys, employee benefit plans, successors, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to any agreements, events, acts or conduct at any time prior to and including the date I sign this Retirement Date Release (the “Release”) (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

The following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.  In addition, I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit my

August 9, 2017
Timothy J, Stultz, Ph.D.

right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.  I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“the “Release ADEA Waiver”), and that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may voluntarily decide not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release sooner); (d) I have seven (7) days following the date I sign this Release to revoke it (in a written revocation sent to and received by the Company’s Board of Directors); and (e) this Release will not be effective until the date upon which the revocation period has expired, unexercised, which will be the eighth day after I sign it.

In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction of with respect to my release of claims contained herein, including but not limited to the release of unknown and unsuspected claims.

I hereby confirm that I have been paid all salary and other compensation owed to me for my services to the Company through the Retirement Date; I have received all leave and leave-related benefits to which I was entitled during my employment with the Company, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or any other applicable law or Company policy; and I have not suffered any workplace injury or illness for which I have not already filed a claim.

By:

Timothy J. Stultz

Date:

B-2